#101990954v2 February 26, 2026 PPL Corporation 645 Hamilton Street Allentown, Pennsylvania 18101 Re: Registration Statement on Form S-3 Ladies and Gentlemen: We have acted as counsel to PPL Corporation, a Pennsylvania corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (Registration Statement No. 333-277140) (the “Registration Statement”), including the Prospectus dated February 16, 2024 (the “Prospectus”) included in the Registration Statement, and a Prospectus Supplement dated February 23, 2026 (the “Prospectus Supplement”), each as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Prospectus and the Prospectus Supplement describe the Company’s offer to sell up to 23,000,000 Equity Units (including 3,000,000 Equity Units issuable pursuant to the underwriters’ over-allotment option) (the “Equity Units”). This opinion relates to the discussion set forth under the caption “MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES” of the Prospectus Supplement. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus Supplement. In connection with the preparation of our opinion, we have examined such documents and other materials as we have deemed appropriate, including, but not limited to, the Prospectus and the Prospectus Supplement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, officer’s certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion expressed below. Our opinion assumes (i) the accuracy of the facts contained in the Prospectus and the Prospectus Supplement and other materials examined by us and (ii) the consummation of the offer to sell the Equity Units in the manner contemplated by, and in accordance with the terms set forth in, the Prospectus and the Prospectus Supplement. Based upon and subject to the foregoing, the discussions contained in the Prospectus Supplement under the caption “MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES,” insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, and subject to the limitations described therein, constitute the opinion of Davis Polk & Wardwell LLP. There can be no assurance that changes in the law will not take place that could affect such United States federal income tax consequences, or that contrary positions may not be taken by the Internal Revenue Service. In the event any of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

2 #101990954v2 Our opinion expresses our view only as to United States federal income tax laws in effect as of the date hereof. The authorities upon which our opinion relies are subject to change with potential retroactive effect. Nevertheless, by rendering this opinion we undertake no responsibility to advise you of any change in United States federal income tax laws or the application or interpretation thereof that could affect our opinion. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the caption “Legal Matters” and in the Prospectus and the Prospectus Supplement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. Very truly yours, /s/ Davis Polk & Wardwell LLP